Exhibit 5.1

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

February 17, 2021

A.G.P./Alliance Global Partners

590 Madison Ave., 28th Floor

New York, NY 10022

as Placement Agent

Re:    voxeljet AG

Ladies and Gentlemen:

This firm has acted as United States counsel to voxeljet AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (the “Company”), in connection with its offering of a total of 443,414 American depositary shares ("ADSs") representing 443,414 ordinary registered shares (the “Shares”) in the Company with no par value (Stammaktien), each such share representing a fractional amount in the registered share capital of €1.00 (the "Offering").

This opinion letter is furnished to you pursuant to the requirements set forth in Section 8(B) of the placement agent agreement between the Company and the Placement Agent dated February 10, 2021 (the “Placement Agent Agreement”) in connection with the closing thereunder on the date hereof (the “Closing”). Capitalized terms used herein which are defined in the Placement Agent Agreement shall have the meanings set forth in the Placement Agent Agreement, unless otherwise defined herein (including in Schedule 1 attached hereto). Certain other capitalized terms used herein are defined in Schedule 1 attached hereto.

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). The opinions set forth in paragraphs (a) through (g) below are referred to herein as the “Opinions.” We believe the Documents provide an appropriate basis on which to render the Opinions.

In our examination of the Placement Agent Agreement and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including pdfs and conformed copies provided through the EDGAR System of the Securities and Exchange Commission (the “Commission”)). We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter. As to all matters of fact relevant to

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg MADSid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

A.G.P./Alliance Global Partners	- 2 -	February 17, 2021

this opinion letter, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. The Opinions are given, and other statements are made, in the context of the foregoing.

As used in this opinion letter, the phrase “to our knowledge” means the actual knowledge (that is, the conscious awareness of facts or other information) of lawyers currently in the firm who have given substantive legal attention to representation of the Company.

The Opinions are based as to matters of law solely on applicable provisions of the following, as currently in effect (“Covered Law”): (i) as to the opinions expressed in paragraph (c), the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, (ii) as to the opinions expressed in paragraphs (a), (b)), (d), (e), subject to the exclusions and limitations set forth in this opinion letter, the internal laws of the State of New York (“New York Law”), (iii) as to the opinions expressed in paragraph (f), the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, and (iv)  as to the opinions expressed in paragraphs (d) and (e), subject to the exclusions and limitations set forth in this opinion letter, federal statutes, rules and regulations.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that:

(a)Assuming their due authorization and execution by the Company, to the extent execution and delivery are governed by New York Law, each of the Placement Agent Agreement and the Purchase Agreements has been duly executed and delivered by the Company. The Purchase Agreements and Placement Agent Agreement constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.
(b)Upon due issuance by the Depositary of the ADSs and the deposit of Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADSs will be duly and validly issued and the persons in whose names the ADSs are registered will be entitled to the rights specified therein and in the Deposit Agreement; and the ADSs conform in all material respects to the descriptions thereof in the Registration Statement and the Prospectus.
(c)Based solely upon our review of the information regarding the Company provided through the EDGAR System on the Commission’s website, the Registration Statement became effective under the Securities Act. Based solely upon a review of the Stop Orders page of the Commission’s website (http://www.sec.gov/litigation/stoporders.shtml), no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or threatened by the Commission. The required filings of the Prospectus pursuant to Rule 424(b) promulgated pursuant to the Securities Act have been made in the manner and within the time period required by Rule 424(b). Based solely upon our review of the information regarding the ADS Registration Statement provided through the EDGAR System on the Commission’s website, the ADS Registration Statement is currently effective under the Securities Act.

A.G.P./Alliance Global Partners	- 3 -	February 17, 2021

(d)The execution and delivery and consummation by the Company of the Placement Agent Agreements and the Purchase Agreements do not constitute a violation by the Company of any provision of Covered Law or of any rule or regulation of the Nasdaq Capital Market applicable to the Company.
(e)No approval or consent of, or registration or filing with, any federal or New York governmental agency is required to be obtained or made by the Company under Covered Law in connection with the execution and delivery by the Company of the Placement Agent Agreement or the Purchase Agreements, and the consummation of the transactions contemplated thereby, including as required under the Deposit Agreement, except (i) as have been obtained or made and are in full force and effect (and we express no opinion as to any approvals, consents, registrations or filings that are not within the Covered Law applicable to this paragraph, including those as may be required in connection with the sale of the ADSs under the state securities or blue sky laws of any jurisdiction in the United States or as may be required under the rules and regulations of the Financial Industry Regulatory Authority Inc.), and (ii) the filing of a Report on Form 6-K, including the Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act.
(f)The Company is not, and immediately following the issuance and sale of the ADSs and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(g)Assuming the validity of such actions under all statutes, rules, regulations and decisional law (including public policies) of any applicable jurisdiction other than the State of New York, under the provisions of New York Law relating to submission to personal jurisdiction, (i) the Company has, pursuant to Section 7.6 of the Deposit Agreement, validly submitted to the personal jurisdiction of any federal or state courts in the City of New York having subject matter jurisdiction as to legal actions duly brought against the Company in any such courts by you relating to any claims arising under the Deposit Agreement; and (ii) the Company has validly appointed Corporation Service Company as its agent for service of process in any such legal action for the purposes described in the above-mentioned section of the Deposit Agreement.
(h)Assuming the Deposit Agreement has been duly authorized, executed and delivered under all applicable laws, the Deposit Agreement is a valid and legally binding obligation of the Company, enforceable against the Company.
(i)At the time the Registration Statement became effective and at the date hereof, the Registration Statement and the Prospectus (except for the financial statements and supporting schedules included therein, as to which we express no opinion) comply as to form in all material respects with the requirements of the 1933 Act and the applicable rules and regulations thereunder. The documents incorporated by reference in the Prospectus pursuant to Item 6 of Form F-3 under the 1933 Act (other than the financial statements and schedules and financial information and data included therein or omitted therefrom, as to which we express no opinion), at the time they were filed with the Commission, complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

A.G.P./Alliance Global Partners	- 4 -	February 17, 2021

Our opinion in paragraph (e) above is not intended to cover and should not be viewed as covering approvals, consents, registrations and filings required for the conduct of the Company’s business generally (i.e., that would be required in the course of its business in the absence of entering into the Placement Agent Agreement).

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

Nothing herein shall be construed to cause us to be considered experts within the meaning of Section 11 of the Securities Act.

We express no opinion in this letter as to any statutes, rules, regulations or decisional law other than Covered Law as provided above and subject to the exclusions and limitations in this opinion letter (and in particular, we express no opinion as to any effect that such other statutes, rules, regulations or decisional law may have on the Opinions). We express no opinion in this letter as to securities law (except to the extent stated in paragraphs (c), (e)(ii) and (f), antitrust, unfair competition, banking, or tax law, or the statutes, rules, regulations or decisional law of any political subdivision below the federal level or that relate to the Committee on Foreign Investment in the United States. The opinions expressed in this opinion letter are based upon a review of only those statutes, rules and regulations, not otherwise excluded in this letter, that in our experience are generally recognized as applicable to transactions of the type covered by the Placement Agent Agreement and to the role of the Company in such transactions. We express no opinion as to the enforceability of any indemnification or contribution provisions contained in any agreement insofar as enforcement of these provisions may be limited by applicable federal securities laws or principles of public policy.

We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter is being furnished by us only to you in connection with the Closing under the Placement Agent Agreement on the date hereof, is solely for your benefit in your capacity as Placement Agent, and should not be quoted in whole or in part or otherwise be used, relied upon, or referred to, for any other purpose or by any other person (including any person purchasing any of the ADSs from you), and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

Very truly yours,

/s/ HOGAN LOVELLS INTERNATIONAL LLP

HOGAN LOVELLS US LLP

SCHEDULE 1

1.Executed copy of the Placement Agent Agreement.
2.The form of offer letter from the Company to the offerees of the ADSs and the form of irrevocable undertaking from the several purchasers of the ADSs to the Company, in each case as contemplated by the Placement Agent Agreement (together, the “Purchase Agreements”).
3.Executed copy of the Deposit Agreement, dated as of October 23, 2013 and as amended as of August 14, 2020, by and among the Company, Citibank, N.A., as depositary (the "Depositary") and all Holders and Beneficial Owners of American Depositary Shares issued thereunder (the "Deposit Agreement").
4.The Registration Statement on Form F-3 (No. 333-251002), as filed with the Commission on November 27, 2020 (the “Registration Statement”), which includes a base prospectus dated December 11, 2020 (the “Base Prospectus”).
5.The Company’s final prospectus supplement dated February 10, 2021, as filed pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).
6.The Registration Statement on Form F-6 (No. 333-191526), as filed with the Commission on October 2, 2013, and amended on October 15, 2013 and July 31, 2020 (the “ADS Registration Statement”) for the purpose of registering under the Securities Act, the American Depositary Shares issued under the Deposit Agreement.
7.Memorandum to the file regarding (i) review of the information regarding the Company provided through the EDGAR System on the Commission’s website to confirm effectiveness of the Registration Statement, and (ii) review of the listing of stop orders posted on the website of the Commission to confirm that no stop order page of the Commission’s website (http://www.sec.gov/litigation/stoporders.shtml).